Exhibit (d)(4)
Execution Version
Velo Holdings Inc.
320 Park Avenue, 18th Floor
New York, NY 10022
July 18, 2007
Via E-Mail, Facsimile and Federal Express
Brencourt Advisors, LLC
600 Lexington Avenue, 8th Floor
New York, NY 10022
Attention: William L. Collins
Re: Vertrue Incorporated (“Vertrue”)
Dear Mr. Collins:
     Reference is hereby made to the Agreement and Plan of Merger, dated as of March 22, 2007, by and among Velo Holdings Inc., Velo Acquisition Inc. and Vertrue (the “Merger Agreement”).
          1. Voting. Brencourt Advisors, LLC agrees, on its behalf and on behalf of its affiliates and its managed accounts and funds (collectively, “Brencourt”), if the Merger Agreement is amended to increase the Per Share Merger Consideration (as defined in the Merger Agreement) from $48.50 to $50.00 (the “Amended Merger Agreement”), (a) when a meeting of stockholders of Vertrue is held (including the special meeting of stockholders of Vertrue to consider and vote on a proposal to adopt the Merger Agreement, including any postponements or adjournments thereof (the “Special Meeting”)), to appear at such meeting or otherwise cause each share of Vertrue common stock with respect to which Brencourt has voting power (which includes the Subject Shares (as hereinafter defined)) to be present thereat for purposes of establishing a quorum; (b) to vote or execute consents in respect of each share of Vertrue common stock with respect to which Brencourt has voting power (which includes the Subject Shares): (x) in favor of the Amended Merger Agreement, the Merger and the other transactions contemplated by the Amended Merger Agreement, (y) at our direction, in favor of any further adjournment of the Special Meeting; and (z) against any action that would or is designed to delay, prevent or frustrate the Merger and the other transactions contemplated by the Amended Merger Agreement; and (c) to waive any and all appraisal, dissenters and similar rights that Brencourt may have with respect to the Merger and the other transactions contemplated by the Amended Merger Agreement.
          2. Ownership; Transfer. Brencourt represents and warrants that, as of the date hereof, it is the owner of 2,744,367 shares of common stock, par value $0.01, of Vertrue

(the “Subject Shares”), and has the sole authority, free and clear of any restrictions, to direct the voting of the Subject Shares in accordance with the provisions of this letter. Brencourt agrees that, without our prior written consent, to not make any transfer, sale, assignment, pledge, hypothecation or other disposition (including by operation of law), whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of any restriction on disposition or voting, of any of the Subject Shares.
          3. Irrevocable Proxy.
          (a) As security for Brencourt’s obligations under Section 1 hereof, Brencourt hereby irrevocably constitutes and appoints Velo Holdings Inc. as its attorney and proxy in accordance with the Delaware General Corporation Law (“DGCL”), with full power of substitution and resubstitution, to cause the Subject Shares (as well as any other share of Vertrue common stock with respect to which Brencourt has voting power) to be counted as present at any stockholders’ meeting of Vertrue (including the Special Meeting), to vote such shares of Vertrue common stock at any stockholders’ meeting of Vertrue (including the Special Meeting) however called, and to execute consents in respect of such shares of Vertrue common stock as and to the extent provided in Section 1(a). Brencourt hereby revokes all other proxies and powers of attorney with respect to the Subject Shares (as well as any other share of Vertrue common stock with respect to which Brencourt has voting power) that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted. Brencourt represents that any proxies heretofore given in respect of the Subject Shares (as well as any other share of Vertrue common stock with respect to which Brencourt has voting power), if any, are revocable.
          (b) Brencourt hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the amendment of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Brencourt under this Agreement. Brencourt hereby further affirms that the irrevocable proxy is coupled with an interest and is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.
          (c) If, after the execution hereof, Brencourt should be dissolved or liquidated or if any other such similar event or events shall occur, the actions taken by Brencourt hereunder shall be as valid as if such dissolution, liquidation or other similar events had not occurred, regardless of whether or not notice was provided to Velo Holdings Inc. of such dissolution, liquidation or other similar event.
          4. Termination. The rights and obligations under this letter will terminate upon the first to occur of (a) the termination of the Amended Merger Agreement in accordance with its terms, and (b) the Effective Time (as defined in the Merger Agreement).
          5. Option. (a) Subject to the execution of the Amended Merger Agreement, Velo Holdings Inc. hereby grants to Brencourt the non-transferable right to acquire (the “Option”), for itself and/or one or more accounts managed by Brencourt and which currently own Subject Shares, an interest in equity securities of Velo Holdings Inc. in an amount of not less than $10,000,000 and not more than $25,000,000, on terms equivalent to the terms on which Rho Ventures V, Affiliates, L.L.C. and Rho Ventures V, L.P. (collectively, “Rho”) has agreed to invest. Brencourt may exercise the Option at any time (but only one time) prior to the Option Termination Date (as defined below) by submitting to Velo Holdings Inc, an executed subscription agreement to subscribe for shares of Velo Holdings Inc. capital stock for a purchase price of not less than $10,000,000 and up to $25,000,000, on the same terms and conditions that are applicable to Rho, including with respect to the execution of a shareholders agreement in the form agreed to be entered into by Rho. The “Option Terminate Date” means 11:59 pm New York City time on the 5th Business Day (as defined in the Merger Agreement) after the date on which Brencourt was provided access to Vertrue’s virtual diligence site.
          (b) To permit Brencourt to perform its due diligence evaluation of Vertrue, Velo Holding Inc. agrees, from and after the execution of the Amended Merger Agreement, to not object to Brencourt executing with Vertrue (and if offered by Vertrue, Brencourt agrees to execute) a non-disclosure agreement that varies from the non-disclosure agreement signed by Velo Holdings Inc. by (i) causing the standstill provisions to terminate upon the later of the termination of the Amended Merger Agreement and September 1, 2007, and (ii) removing any waiver of shareholder rights that does not conflict with this agreement or that do not relate to the Amended Merger Agreement.
          (c) Subject to the consummation of the transactions contemplated by the Amended Merger Agreement, Velo Holdings Inc. will pay Brencourt an amount equal to its reasonable and documented out-of-pocket legal fees related to its investment in Vertrue, this agreement and the transactions referred to herein, which shall not in any event exceed $75,000.
          6. Miscellaneous. This letter represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto agree that irreparable damage may occur in the event that any provision of this letter is not performed in accordance with the terms hereof and that the non-breaching party will be entitled (in addition to any other remedy at law or equity) to an injunction or injunctions to prevent breaches of the provisions hereof and to enforce the terms and provisions hereof by a decree of specific performance in any action instituted in any court of the United States or any state thereof having jurisdiction without the necessity of proving the inadequacy of a remedy of money damages. Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than Velo Holdings Inc. or Brencourt, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.
*      *      *
     Notwithstanding anything to the contrary set forth herein, the matters set forth in this letter are contingent upon the approval of the Board of Directors of Vertrue and this letter, even if countersigned by Brencourt, is not an agreement, understanding or arrangement unless and until the Vertrue Board of Directors approves the matters set forth above, including, to the extent applicable as a result of such foregoing matters, Velo Holdings Inc., and its affiliates, becoming an “Interested Person” as defined in Section 203 of the Delaware General Corporation Law.
     If you agree with the terms of this letter, please sign this letter, where upon this letter shall become a valid and binding obligation of the parties hereto.

Very truly yours,

VELO HOLDINGS INC.

By:	/s/ James Koven

Name: James Koven
Title: Vice President and Secretary

Accepted and Agreed:

BRENCOURT ADVISORS, LLC

By:	/s/ William L. Collins
Name: William L. Collins
Title: Chairman and Chief Executive Officer
cc:       Vertrue Incorporated, Members of the Board of Directors

Signature Page to Brencourt Letter